UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Retractable Technologies, Inc.

(Exact Name of registrant as specified in its charter)

Texas	75-2599762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

511 Lobo Lane
Little Elm, Texas	75068-0009
(Address of Principal Executive Offices)	(Zip Code)

Retractable Technologies, Inc. 1999 Stock Option Plan (the “99 Plan”);

1996 Incentive Stock Option Plan of Retractable Technologies, Inc. (the “96 ISO Plan”);

Retractable Technologies, Inc.’s 1996 Stock Option Plan for Directors and Other Individuals (the “96 Plan”); and

Retractable Technologies, Inc. NonQualified Stock Option Agreement between Retractable Technologies, Inc. and
Mr. Harry Watson (the “Watson Plan”)

(Full title of the plans)

Douglas W. Cowan

Vice President and Chief Financial Officer

511 Lobo Lane

Little Elm, Texas 75068-009

(Name and address of agent for service)

(972) 294-1010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY STATEMENT

Deregistration of Securities

Retractable Technologies, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to withdraw and remove from registration the unissued and unsold securities under certain plans previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission on December 1, 2005 (File No. 333-130041) (the “Registration Statement”).  The Registration Statement registered up to 5,025,000 shares of the Company’s Common Stock, issuable upon the exercise of options granted or to be granted under the 99 Plan, the  96 ISO Plan, the 96 Plan and the Watson Plan.

The Registration Statement is hereby amended to deregister all of the unissued and unsold shares of Common Stock registered under the 96 ISO Plan, the 96 Plan and the Watson Plan.  As a result of this deregistration, no securities remain registered for sale pursuant to those plans.  This Post-Effective Amendment No. 1 to Form S-8 is not meant to affect any of the shares registered under the 99 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Elm, State of Texas, on November 11, 2008.

RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

BY:	/s/ Thomas . Shaw
Thomas J. Shaw
Chairman, President, and Chief Executive Officer

November 11, 2008

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Steven R. Wisner
Steven R. Wisner
Executive Vice President, Engineering &
Production and Director

November 11, 2008

/s/ Douglas W. Cowan
Douglas W. Cowan
Vice President, Chief Financial Officer, Treasurer, and
Director

November 11, 2008

/s/ Clarence Zierhut
Clarence Zierhut
Director

November 11, 2008

/s/ Amy Mack
Amy Mack
Director

November 11, 2008

/s/ Marco Laterza
Marco Laterza
Director

November 11, 2008

/s/ Marwan Saker
Marwan Saker
Director

November 11, 2008